SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and ExchangeAct of 1934.

April 14, 2009

Date of Report

CIMAREX ENERGY CO.

(Exact name of registrant as specified in its charter)

Delaware	001-31446	45-0466694
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1700 Lincoln Street, Suite 1800, Denver, Colorado		80203-4518
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 303-295-3995

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

As described more fully under Item 2.03 below, which description is incorporated herein by reference, on April 14, 2009, Cimarex Energy Co. (“Cimarex”) entered into a Credit Agreement with Lenders listed on the signature pages thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), Bank of America, N.A. and Wells Fargo Bank, National Association, as Co-Syndication Agents (the “Co-Syndication Agents”), Compass Bank and Deutsche Bank Securities Inc., as Co-Documentation Agents (the “Co-Documentation Agents”), and J.P. Morgan Securities Inc., as Sole Lead Arranger and Sole Book Runner (the “Lead Arranger”).  A copy of the Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

On April 14, 2009, Cimarex entered into a Credit Agreement with the Lenders, the Administrative Agent, the Co-Syndication Agents, the Co-Documentation Agents and the Lead Arranger (the “Credit Agreement”).  The Credit Agreement provides for a senior secured revolving credit facility with an initial aggregate commitment from the Lenders of $800 million (with an $80 million sub-limit for letters of credit) and an initial borrowing base of $1 billion.  The borrowing base is subject to redetermination each April and October, beginning in October 2009.  In addition to the scheduled redeterminations, each of the Lenders and Cimarex is permitted to request one additional redetermination of the borrowing base per calendar year.  The term of the Credit Agreement expires on April 14, 2012.

At Cimarex’s option, borrowings under the Credit Agreement may bear interest at either:

(a)           a London Interbank Offered (“LIBO”) rate plus 2.00 to 3.00 percent, based on borrowing base usage, or

(b)           the higher of (i) a prime rate, (ii) the federal funds effective rate plus 0.50 percent, or (iii) a LIBO rate plus 1.00 percent plus, in each case, an additional 1.125 to 2.125 percent, based on borrowing base usage.

Unused borrowings are subject to a commitment fee of 0.50 percent.

The Credit Agreement is secured by a pledge of the stock of Cimarex’s material subsidiaries and mortgages on Cimarex’s oil and gas properties comprising not less than 75 percent of the total value of its properties supporting the borrowing base.  If the commitment under the Credit Agreement exceeds $800 million, the 75 percent requirement would be increased to 80 percent.

The Credit Agreement imposes customary financial and non-financial covenants on Cimarex, including the financial obligations to maintain:

(a)           a ratio of total debt to EBITDA of not more than 3.5 to 1 and

(b)           a minimum ratio of consolidated current assets, including the unused amount of the total commitments, to consolidated current liabilities of 1.0 to 1.0.

Outstanding borrowings under the Credit Agreement are subject to acceleration upon the occurrence of specified events of default, including:

(1)           Material falsity of any representation or warranty made by or on behalf of Cimarex or any subsidiary;

(2)           Nonpayment of any obligation under the Credit Agreement within the relevant time period specified therein;

(3)           Breach by Cimarex of specified covenants, collateral or guaranty provisions;

(4)           Breaches of Credit Agreement provisions by Cimarex that do not constitute defaults but are not remedied within 30 days after written notice;

(5)           Failure by Cimarex or any subsidiary to make any payment in respect of any other material indebtedness, or any event occurs that permits or causes the acceleration of other material indebtedness;

(6)           Bankruptcy of Cimarex or any subsidiary;

(7)           Appointment of a receiver, trustee, examiner, liquidator or similar official for Cimarex, any subsidiary or any substantial portion of its property, which appointment continues undischarged for a period of 30 consecutive days;

(8)           Failure by Cimarex or any subsidiary to pay or comply with specified judgments within 30 days;

(9)           Any change in control of Cimarex; and

(10)         The loan documents cease to be in full force and effect, or cease to create valid and perfected liens on the collateral pledged pursuant to the Credit Agreement except as permitted in the Credit Agreement.

A default under the Credit Agreement would permit the Lenders to impose interest at the applicable default rate on outstanding borrowings, as well as to exercise their rights under the mortgages and guarantees.

A copy of the Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

ITEM 9.01              FINANCIAL STATEMENTS AND EXHIBITS

D.            Exhibits

Exhibit No.	Description

10.1	Credit Agreement dated as of April 14, 2009, among Cimarex, the Lenders, the Administrative Agent, the Co-Syndication Agents, the Co-Documentation Agents and the Lead Arranger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIMAREX ENERGY CO.

Dated: April 20, 2009	By:	/s/ Thomas A. Richardson
Thomas A. Richardson,
Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement dated as of April 14, 2009, among Cimarex, the Lenders, the Administrative Agent, the Co-Syndication Agents, the Co-Documentation Agents and the Lead Arranger.